Exhibit 99.1

VSE Corporation Announces Fourth Quarter and Full-Year 2020 Results
Strategic transformation underway, positioned for organic and inorganic growth in 2021

ALEXANDRIA, Va., March 4, 2021 - VSE Corporation (NASDAQ: VSEC, “VSE”, or the “Company”), a leading provider of aftermarket distribution and maintenance, repair and overhaul ("MRO") services for land, sea and air transportation assets for government and commercial markets, today announced results for the fourth quarter and full-year 2020.

FOURTH QUARTER 2020 RESULTS
(As compared to the Fourth Quarter 2019)

▪Total Revenues of $150.0 million declined 23.2%
▪Total Revenues, excluding divestitures, declined 19.6%(1)
▪GAAP Net Income of $6.0 million declined 39.8%
▪Adjusted Net Income of $5.8 million declined 49.8%
▪Adjusted EBITDA of $17.3 million declined 25.2%

(1) Excludes the previously announced divestitures of Prime Turbines and CT Aerospace

For the three months ended December 31, 2020, the Company reported total revenue of $150.0 million, versus $195.3 million for the same period ended 2019. The Company reported adjusted net income of $5.8 million or $0.52 per adjusted diluted share, compared to $11.5 million or $1.04 per adjusted diluted share in the prior-year period. Adjusted EBITDA declined to $17.3 million in fourth quarter 2020, versus $23.1 million for the same period in 2019. The Company reported negative free cash flow of $0.9 million during the fourth quarter 2020, which includes $10.7 million of inventory purchases supporting the recently announced new product distribution agreements in the Aviation segment.

Aviation segment revenue, excluding the previously divested Prime Turbines and CT Aerospace assets, declined 26.2% on a year-over-year basis in the fourth quarter 2020, as lower revenue passenger miles at major airline customers resulted in reduced commercial MRO activity. During the fourth quarter, Aviation segment revenue increased 6.5% when compared to the third quarter 2020, supported by a combination of market share gains within the parts distribution business, together with increased demand for parts and services from business and general aviation (B&GA) customers. Federal and Defense segment revenue declined 28.8% on a year-over-year basis in the fourth quarter 2020, primarily due to the completion of a DoD program during the first quarter 2020. Fleet segment revenue increased 0.7% on a year-over-year basis in the fourth quarter 2020, as growth in commercial fleet and e-commerce fulfillment offset a slight decline in U.S. Postal Service-related revenue.

For the twelve months ended December 31, 2020, the Company reported total revenue of $661.7 million, versus $752.6 million in 2019. The Company reported adjusted net income of $29.1 million or $2.63 per adjusted diluted share, compared to $40.2 million or $3.64 per adjusted diluted share in the prior-year period. Adjusted EBITDA declined to $75.2 million in 2020, versus $90.9 million for the same period in 2019. The Company generated $31.3 million of free cash flow in 2020, versus $8.4 million in 2019.

STRATEGY UPDATE

VSE continued to execute on a multi-year business transformation plan during the fourth quarter. The management team remains focused on accelerating the transformation with new business development initiatives and product and service line expansions, in conjunction with disciplined balance sheet management.

•New Business Development. Following a five-year, $100 million exclusive distribution agreement with Triumph Group announced in third quarter 2020, VSE Aviation segment entered into a new exclusive, life-

of-program distribution agreement with Pratt & Whitney Canada (P&WC) in January 2021. This agreement expands the Company’s relationship with P&WC into APU parts distribution while expanding its regional and business jet product portfolios. VSE Fleet segment commercial revenue increased 82.5% year-over-year in the fourth quarter and 92.8% for full-year 2020. VSE Federal and Defense segment increased bidding activity by 37% for the full-year 2020.

•Completed Follow-on Equity Offering. In the first quarter of 2021, VSE completed a follow-on equity offering resulting in net cash proceeds of approximately $52 million. Net cash proceeds are expected to be used for general corporate purposes, program launches, and to support complementary, bolt-on acquisitions. VSE is focused on acquisition targets that expand customers and/or product and service capabilities within its existing segments.

•Acquired HAECO Special Services. On March 1, 2021, VSE acquired HAECO Special Services (“HSS”), a division of HAECO Americas (“HAECO”), a leading provider of fully integrated MRO support solutions for military and government aircraft, specifically the KC-10 fleet. This transaction expands VSE’s value-added suite of MRO capabilities for military customers, while positioning the Company to capitalize on higher-margin technical service opportunities.

•Continued Balance Sheet Discipline. VSE is committed to maintaining sufficient liquidity to support the long-term growth of the business, while continuing to support a quarterly cash dividend and conservative net leverage profile. As of December 31, 2020, the Company had $175.5 million in cash and excess availability under its line of credit. For the full-year 2020, VSE reduced total outstanding debt by $19.3 million, supported by free cash flow from operations. On December 31, 2020, the ratio of net debt to our trailing twelve month Adjusted EBITDA was 3.3x, excluding the $52 million in net cash proceeds received from a follow-on equity offering completed in early 2021.

MANAGEMENT COMMENTARY

“In 2020, we successfully navigated pandemic-related disruptions to the global aviation market while continuing to execute on our multi-year business transformation plan,” stated President and CEO John Cuomo. “Throughout the year, we won new business, grew our presence within both new and existing markets, expanded our product and service capabilities into higher-margin verticals, increased our contract bidding activity, divested non-core assets, reduced overhead costs to align with demand conditions, and built a leadership team capable of driving operational excellence at every level of the organization. We are a leaner, more competitive business today than we were entering 2020, laying the foundation for profitable growth in 2021.”

“During the fourth quarter, our Aviation segment reported a second consecutive quarter of sequential revenue growth, driven by a combination of continued share gains and improved demand within the domestic narrow-body aircraft and B&GA markets,” continued Cuomo. “Within our Fleet segment, increased e-commerce fulfillment orders and strong demand from ‘last-mile’ commercial truck fleets contributed to improved year-over-year revenue growth. Although Federal and Defense segment revenue declined on a year-over-year basis, segment Adjusted EBITDA improved due to a more favorable contract mix.”

“This week, in an all-cash transaction, we acquired HAECO Special Services, a leading provider of fully integrated MRO support solutions for military and government aircraft. This transaction is immediately accretive, and positions us to capitalize on higher-margin technical service opportunities within our Federal and Defense Services segment,” continued Cuomo. “We continue to evaluate similar bolt-on acquisitions that accelerate new customer or capability expansion across each of our operating segments.”

“During 2021, we intend to move forward with the next phase of our business transformation plan. This year, our focus turns toward expanding our product and service offerings, continuing to capture share gains within underserved markets, executing inorganic growth opportunities, and accelerating our cultural transformation for our customers and employees,” concluded Cuomo.

“Given the net proceeds from our recently completed follow-on equity offering and the existing availability under our credit facilities, VSE is well-capitalized to support growth in 2021,” stated Stephen Griffin, CFO of VSE Corporation. “This year, our primary capital allocation priorities include working capital investments associated with new distribution agreement wins and investments in additional bolt-on acquisitions. While we expect to allocate operating cash flow toward discretionary growth investments during the first half of 2021, debt reduction remains a key priority, consistent with our disciplined approach to long-term balance sheet management.”

SEGMENT RESULTS

AVIATION
Distribution & MRO Services

VSE’s Aviation segment provides aftermarket MRO and distribution services to commercial, cargo, business and general aviation, military/defense and rotorcraft customers globally. Core services include parts distribution, component and engine accessory MRO services, rotable exchange and supply chain services.

Aviation segment revenue, less contributions from divested Prime Turbines and CT Aerospace businesses, decreased 26.2% year-over-year to $38.6 million in the fourth quarter 2020. The year-over-year revenue decline was attributable to the adverse impact of the COVID-19 pandemic on commercial air traffic, resulting in lower customer demand. On a sequential basis, Aviation segment revenue increased 6.5%, when compared to the third quarter 2020. The Aviation segment recorded an operating loss of $0.8 million in the fourth quarter, versus operating income of $3.1 million in the prior-year period. Adjusted EBITDA decreased to $1.4 million in the fourth quarter 2020.

FLEET
Distribution & Fleet Services

VSE's Fleet segment provides parts, inventory management, e-commerce fulfillment, logistics, supply chain support and other services for commercial aftermarket medium- and heavy-duty truck customers and for the United States Postal Service (USPS) and the United States Department of Defense (DoD). Core services include parts distribution, sourcing, IT solutions, customized fleet logistics, warehousing, kitting, just-in-time supply chain management, alternative product sourcing, engineering and technical support.

Fleet segment revenue increased 0.7% year-over-year to $54.0 million in the fourth quarter 2020. Revenues from commercial customers increased approximately $5.8 million or 82.5%, driven by growth in commercial fleet demand and the e-commerce fulfillment business. Operating income declined 17.2% year-over-year to $6.2 million in the fourth quarter 2020 due to a less favorable sales mix in the period and investment in the business to support continued commercial growth. VSE Fleet segment Adjusted EBITDA declined 16.1% year-over-year in the fourth quarter to $8.5 million.

FEDERAL & DEFENSE
Logistics & Sustainment Services

VSE's Federal and Defense segment provides aftermarket MRO and logistics services to improve operational readiness and to extend the life cycle of military vehicles, ships and aircraft for the U.S. Armed Forces, federal agencies and international defense customers. Core services include base operations support, procurement, supply chain management, vehicle, maritime and aircraft sustainment services, IT services and energy consulting.

Federal and Defense segment revenue declined 28.8% year-over-year to $57.4 million in the fourth quarter 2020, primarily due to the expiration of DoD contracts during the first and third quarters of 2020. Operating income increased 52.0% year-over-year to $7.9 million in the fourth quarter 2020, while Adjusted EBITDA increased 44.4% year-over-year to $8.5 million in the period, due to a more favorable contract mix.

Federal and Defense segment fourth quarter bookings increased 97.4% year-over-year to $75 million. Funded backlog declined 14.1% year-over-year to $183 million. The decline in funded backlog was attributable to the expiration of contracts in the first and third quarters of 2020. The Company continues to focus on revitalizing this business with an emphasis on higher margin growth based on increased technical competencies.

FINANCIAL RESOURCES AND LIQUIDITY

The Company generated $31.3 million of free cash flow in 2020, versus $8.4 million in 2019. As of December 31, 2020, the Company had $175.5 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2023. The Company’s existing credit facility includes a $100 million accordion provision, subject to customary lender commitment approvals.

On January 29, 2021, the company priced a previously announced underwritten public offering of common stock that resulted in approximately $52 million net proceeds to the company. VSE expects to use the net proceeds from this offering for general corporate purposes, which may include among other things, financing strategic acquisitions, working capital requirements for new program launches, and repaying outstanding borrowings under its revolving credit facility.

CONFERENCE CALL

A conference call will be held Friday, March 5, 2021 at 8:30 A.M. EST to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Toll Free:        1-877-407-0789
Toll/International:     1-201-689-8562

To listen to a replay of the teleconference through March 19, 2021:

Toll Free:        1-844-512-2921
Toll/International:     1-412-317-6671
Replay Pin Number:    13715744

FOURTH QUARTER RESULTS

(in thousands, except per share data)
	Three months ended December 31,			For the years ended December 31,
	2020	2019	% Change	2020	2019	% Change
Revenues	$150,021	$195,271	(23.2)%	$661,659	$752,627	(12.1)%
Operating income	$11,914	$14,813	(19.6)%	$13,923	$60,257	(76.9)%
Net income (loss)	$6,013	$9,996	(39.8)%	$(5,171)	$37,024	(114.0)%
EPS (Diluted)	$0.54	$0.90	(40.0)%	$(0.47)	$3.35	(114.0)%

FOURTH QUARTER SEGMENT RESULTS
The following is a summary of revenues and operating income (loss) for the three and twelve months ended December 31, 2020 and December 31, 2019:

	Three months ended December 31,			For the years ended December 31,
(in thousands)	2020	2019	% Change	2020	2019	% Change
Revenues:
Aviation	$38,551	$60,993	(36.8)%	$165,070	$224,546	(26.5)%
Fleet	54,025	53,642	0.7%	242,170	214,520	12.9%
Federal and Defense	57,445	80,636	(28.8)%	254,419	313,561	(18.9)%
Total revenues	$150,021	$195,271	(23.2)%	$661,659	$752,627	(12.1)%

Operating Income (Loss):
Aviation	$(833)	$3,081	(127.0)%	$(35,513)	$17,901	(298.4)%
Fleet	6,150	7,431	(17.2)%	26,659	29,819	(10.6)%
Federal and Defense	7,868	5,176	52.0%	26,309	18,144	45.0%
Corporate/unallocated expenses	(1,271)	(875)	45.3%	(3,532)	(5,607)	(37.0)%
Operating Income	$11,914	$14,813	(19.6)%	$13,923	$60,257	(76.9)%

The Company reported total capital expenditures in the fourth quarter and full-year 2020 of $1.5 million and $4.4 million, respectively.

NON-GAAP MEASURES
In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release also contains Non-GAAP financial measures. The reasons why we believe these measures provide useful information to investors and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures are included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION
Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income (Loss)

	Three months ended December 31,			For the years ended December 31,
(in thousands)	2020	2019	% Change	2020	2019	% Change
Net Income (Loss)	$6,013	$9,996	(39.8)%	$(5,171)	$37,024	(114.0)%
Adjustments to Net Income (Loss):
Acquisition and CEO transition costs	—	259	(100.0)%	—	2,403	(100.0)%
Executive transition costs	1,026	—	—%	1,026	—	—%
German facility closure costs	1,132	—	—%	1,132	—	—%
Earn-out adjustment (1)	(2,447)	1,900	(228.8)%	(5,541)	1,900	(391.6)%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—%	(1,108)	—	—%
Severance	—	—	—%	739	—	—%
Goodwill and intangible impairment	—	—	—%	33,734	—	—%
	5,724	12,155	(52.9)%	33,025	41,327	(20.1)%
Tax impact of adjusted items	70	(620)	(111.3)%	(3,973)	(1,153)	244.6%
Adjusted Net Income	$5,794	$11,535	(49.8)%	$29,052	$40,174	(27.7)%
Weighted Average Dilutive Shares	11,141	11,071	0.6%	11,034	11,045	(0.1)%
Adjusted EPS (Diluted)	$0.52	$1.04	(50.0)%	$2.63	$3.64	(27.7)%

(1) includes impact of a Section 338(h)(10) election on corporate expenses

Reconciliation of Consolidated EBITDA and Adjusted EBITDA to Net Income (Loss)

	Three months ended December 31,			For the years ended December 31,
(in thousands)	2020	2019	% Change	2020	2019	% Change
Net Income (Loss)	$6,013	$9,996	(39.8)%	$(5,171)	$37,024	(114.0)%
Interest Expense	3,408	3,568	(4.5)%	13,496	13,830	(2.4)%
Income Taxes	2,493	1,249	99.6%	5,598	9,403	(40.5)%
Amortization of Intangible Assets	4,159	4,332	(4.0)%	17,504	19,317	(9.4)%
Depreciation and Other Amortization	1,472	1,759	(16.3)%	5,575	6,997	(20.3)%
EBITDA	17,545	20,904	(16.1)%	37,002	86,571	(57.3)%
Acquisition and CEO transition costs	—	259	(100.0)%	—	2,403	(100.0)%
Executive transition costs	1,026	—	—%	1,026	—	—%
German facility closure costs	1,132	—	—%	1,132	—	—%
Earn-out adjustment (1)	(2,447)	1,900	(228.8)%	(5,541)	1,900	(391.6)%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—%	(1,108)	—	—%
Severance	—	—	—%	739	—	—%
Goodwill and intangible impairment	—	—	—%	33,734	—	—%
Adjusted EBITDA	$17,256	$23,063	(25.2)%	$75,198	$90,874	(17.3)%

(1) includes impact of a Section 338(h)(10) election on corporate expenses

Reconciliation of Segment EBITDA and Adjusted EBITDA to Operating Income (Loss)

	Three months ended December 31,			For the years ended December 31,
(in thousands)	2020	2019	% Change	2020	2019	% Change
Aviation
Operating Income (Loss)	$(833)	$3,081	(127.0)%	$(35,513)	$17,901	(298.4)%
Depreciation and Amortization	2,667	2,687	(0.7)%	10,698	12,420	(13.9)%
EBITDA	1,834	5,768	(68.2)%	(24,815)	30,321	53.4%
Executive transition costs	322	—	—%	322	—	—%
German facility closure costs	1,132	—	—%	1,132	—	—%
Earn-out adjustment	(1,905)	1,900	(200.3)%	(5,000)	1,900	(363.2)%
Loss on sale of a business entity and certain assets	—	—	—%	8,214	—	—%
Gain on sale of property	—	—	—%	(1,108)	—	—%
Severance	—	—	—%	382	—	—%
Goodwill and intangible impairment	—	—	—%	33,734	—	—%
Adjusted EBITDA	$1,383	$7,668	(82.0)%	$12,861	$32,221	(60.1)%

Fleet
Operating Income	$6,150	$7,431	(17.2)%	$26,659	$29,819	(10.6)%
Depreciation and Amortization	2,361	2,713	(13.0)%	9,983	10,979	(9.1)%
EBITDA and Adjusted EBITDA	$8,511	$10,144	(16.1)%	$36,642	$40,798	(10.2)%

Federal and Defense
Operating Income	$7,868	$5,176	52.0%	$26,309	$18,144	45.0%
Depreciation and Amortization	604	691	(12.6)%	2,630	3,047	(13.7)%
EBITDA	8,472	5,867	44.4%	28,939	21,191	36.6%
Severance	—	—	—%	112	—	—%
Adjusted EBITDA	$8,472	$5,867	44.4%	$29,051	$21,191	37.1%

Reconciliation of Operating Cash to Free Cash Flow

	Three months ended December 31,		For the years ended December 31,
(in thousands)	2020	2019	2020	2019
Net cash provided by operating activities	$526	$555	$35,761	$17,994
Capital expenditures	(1,471)	(1,941)	(4,427)	(9,630)
Free cash flow	$(945)	$(1,386)	$31,334	$8,364

Reconciliation of Debt to Net Debt

	For the years ended December 31,
(in thousands)	2020	2019
Principal amount of debt	$253,461	$272,800
Debt issuance costs	(2,368)	(2,789)
Cash and cash equivalents	(378)	(734)
Net debt	$250,715	$269,277
The non-GAAP Financial Information set forth in this document is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP") under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, trailing-twelve months Adjusted EBITDA, net debt and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for executive succession costs, 1st Choice Aerospace acquisition-related costs including any earn-out adjustments, facility closures, loss on sale of a business entity and certain assets, gain on sale of property, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above, and trailing-twelve months Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period ending December 31, 2020. Net debt is defined as total debt less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures.

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services for land, sea and air transportation assets for government and commercial markets. Core services include maintenance, repair and overhaul (MRO) services, parts distribution, supply chain management and logistics, engineering support, and consulting and training services for global commercial, federal, military and defense customers. VSE also provides information technology and energy consulting services. For additional information regarding VSE’s services and products, visit www.vsecorp.com.

Please refer to the Form 10-K that will be filed with the Securities and Exchange Commission (SEC) on or about March 5, 2021 for more details on our fourth quarter 2020 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2020 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the Securities Exchange Commission (the “SEC”) in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, the impact of widespread health developments, such as the ongoing COVID-19 outbreak, the health and economic impact thereof, and the governmental, commercial, consumer and other responses thereto, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the uncertainty surrounding the ongoing COVID-19 outbreak and the other factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2020. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Noel Ryan
(720) 778-2415
investors@vsecorp.com